Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Post Effective Amendment No. 3 to the Registration Statement on Form S-1 on Form S-3 (the "Registration Statement") of Granite Ridge Resources, Inc. (the "Company") of our report prepared for the Company dated January 16, 2024, with respect to estimates of reserves and future net revenue to the Company's interest, as of December 31, 2023, in certain oil and gas properties located in North Dakota, Texas, Louisiana, Montana, Wyoming, Colorado, and New Mexico. We also hereby consent to all references to our firm or such report, including in or incorporated by reference into such Registration Statement, including under the heading "Experts".

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

December 19, 2024